Investment Sub-Advisory Agreement

This Agreement is effective this 27th day of April, 2015, by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (“Adviser”), Templeton Asset Management Ltd.,  a corporation existing under the laws of Singapore and registered investment adviser (“Sub-Adviser”) and Jackson Variable Series Trust, a Massachusetts business trust (“Trust”).

Whereas, Adviser is the investment manager for the Trust, an open-end management investment company registered under the Investment Company Act of 1940, as amended (“1940 Act”);

Whereas, the Adviser represents that it has entered into an Investment Advisory and Management Agreement (“Management Agreement”) dated as of April 27, 2015, with the Trust; and

Whereas, Adviser desires to retain Sub-Adviser as Adviser’s agent to furnish investment advisory services to the investment portfolios of the Trust listed on Schedule A hereto (the “Funds” or each a “Fund”).

Now, Therefore, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.
Appointment.  Subject to the approval of the Board of Trustees of the Trust (the “Board of Trustees”), Adviser represents and warrants that it has full legal power and authority to enter into this Agreement and to delegate investment advisory services, and hereby appoints Sub-Adviser to provide certain sub-investment advisory services to the Funds for the period and on the terms set forth in this Agreement, and the appointment of Sub-Adviser hereunder is permitted by Trust’s and Adviser’s governing documents and has been duly authorized by all necessary corporate or other action.  Adviser represents that this Agreement has been duly authorized and will be binding upon Adviser.

Sub-Adviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.

In the event the Adviser designates one or more funds other than the Funds with respect to which the Adviser wishes to retain the Sub-Adviser to render investment advisory services hereunder, it shall notify the Sub-Adviser in writing.  If the Sub-Adviser is willing to render such services, it shall notify the Adviser in writing, whereupon such fund shall become a Fund hereunder, and be subject to this Agreement, all subject to the approval of the Board of Trustees.

2.
Delivery of Documents.  Adviser has furnished, or will furnish, to Sub-Adviser copies properly certified or authenticated of each of the following prior to the commencement of the Sub-Adviser’s services:

a)
the Trust’s Agreement and Declaration of Trust, as filed with the Secretary of State of the Commonwealth of Massachusetts on September 7, 2011, and all amendments thereto or restatements thereof (such Declaration, as presently in effect and as it shall from time to time be amended or restated, is herein called the “Declaration of Trust”);

b)	the Trust’s By-Laws and amendments thereto (together with the Declaration of Trust, the “Trust Documents”);

c)	resolutions of the Board of Trustees authorizing the appointment of Sub-Adviser and approving this Agreement;

d)	the Trust’s Notification of Registration on Form N-8A under the 1940 Act as filed with the Securities and Exchange Commission (the “SEC”);

e)
the Trust’s Registration Statement on Form N-1A under the Securities Act of 1933, as amended (“1933 Act”) and under the 1940 Act as filed with the SEC and all amendments thereto insofar as such Registration Statement and such amendments relate to the Funds; and

f)	the Trust’s most recent prospectus and Statement of Additional Information for the Funds (collectively called the “Prospectus”).

During the term of this Agreement, the Adviser agrees to furnish the Sub-Adviser at its principal office all proxy statements, reports to shareholders, sales literature or other materials prepared for distribution to shareholders of each Fund, and Prospectus of each Fund, prior to the use thereof, and the Adviser shall not use any such materials if the Sub-Adviser reasonably objects in writing within five business days (or such other period as may be mutually agreed) after receipt thereof.  The Sub-Adviser’s right to object to such materials is limited to the portions of such materials that expressly relate to the Sub-Adviser, its services and its clients.  The Adviser agrees to use its reasonable best efforts to ensure that materials prepared by its employees or agents or its affiliates that refer to the Sub-Adviser or its clients in any way are consistent with those materials previously approved by the Sub-Adviser as referenced in the first sentence of this paragraph.  The materials referenced in the first sentence of this paragraph will be furnished to the Sub-Adviser by e-mail, first class or overnight mail, facsimile transmission equipment or hand delivery.

3.
Management.  Subject always to the supervision of the Adviser and the Board of Trustees, Sub-Adviser will furnish an investment program in respect of, and shall have full investment authority and discretion for, all assets of the Funds and place all orders for the purchase and sale of securities, including foreign or domestic securities, and other property (including financial futures, options of any type, commodities and other derivative instruments and participatory notes of any type), all on behalf of the Funds as the Sub-Adviser shall determine in accordance with each Fund’s investment restrictions, policies and Prospectus.

Sub-Adviser is authorized on behalf of the Funds to: (a) enter into agreements and execute any documents (e.g., any derivatives documentation such as exchange traded and over-the-counter, as applicable) required to make investments pursuant to the Prospectus, which shall include any market and/or industry standard documentation and the standard representations contained therein; and (b) acknowledge the receipt of brokers’ risk disclosure statements, electronic trading disclosure statements and similar disclosures.

The Sub-Adviser further shall have the authority to instruct the custodian to: (a) deliver or accept delivery of, upon receipt of payment or payment upon receipt of, securities, commodities or other property underlying any futures or options contracts, and other property purchased or sold in the Funds; and (b) deposit margin or collateral which shall include the transfer of money, securities, or other property to the extent necessary to meet the obligations of the Funds with respect to any investments made pursuant to the Prospectus.

Adviser and/or the Fund’s custodian will handle matters relating to the Fund participating in any class action settlements.  Sub-Adviser shall not be expected to take any action with respect to legal proceedings (including, without limitation, class action lawsuits, governmental or regulatory victim funds, and bankruptcy proceedings) involving securities presently or formerly held by the Funds, or the issuers of such securities or related parties. Without Adviser’s prior consent to each transaction, Sub-Adviser shall have full discretionary authority as agent and attorney-in-fact, with full power of substitution and full authority in the Fund’s name, to (a) buy, sell, hold, exchange, convert or otherwise deal in any manner in any assets; (b) place orders for the execution of such assets and other transactions with or through such brokers, dealers, counter-parties, issuers, agents or arrangers as Sub-Adviser may select; (c) execute, on behalf of the Fund, such brokerage, derivatives, subscription and other agreements and documents (including, without limitation, ISDA and LSTA documentation) as Sub-Adviser deems necessary or appropriate in connection with the Fund’s investment activities; and (d) negotiate, enter into, make and perform any other contracts, agreements or other undertakings it may deem advisable in connection with the performance of the Sub-Adviser’s duties hereunder.

In the performance of its duties, Sub-Adviser will satisfy its fiduciary duties to the Funds (as set forth below), and will monitor the Funds' investments, and will comply with the provisions of the Trust’s Declaration of Trust and By-Laws, as amended from time to time, and the stated investment objectives, policies and restrictions of the Funds, which may be amended from time to time, provided that Sub-Adviser will be responsible for such monitoring and compliance of any amendments to the Trust’s Declaration of Trust, By-laws, investment objectives, policies, and restriction, only after Sub-Adviser’s receipt of such amendments from the Adviser, and applicable tax and regulatory requirements.  Sub-Adviser and Adviser will each make its officers and employees available to the other from time to time at reasonable times to review investment policies of the Funds and to consult with each other regarding the investment affairs of the Funds.  Sub-Adviser will report to the Board of Trustees and to Adviser with respect to the implementation of such program, as reasonably requested by the Board of Trustees or the Adviser.  Sub-Adviser, solely with respect to the assets of the Funds that are under its management pursuant to this Agreement, is responsible to ensure that the Funds will comply with the provisions of Section 851(b)(1), 851(b)(2) and Section 817(h) of the Internal Revenue Code of 1986, as amended (“IRC”), and the regulations thereunder, including, but not limited to, Treas. Reg. Section 1.817-5.  If, and to the extent that, the Adviser apprises Sub-Adviser at a reasonable time after each quarter end of any non-compliance with any provisions of this Agreement or the requirements of IRC Sections 817(h), and/or 851, Sub-Adviser will take prompt action, as directed by the Adviser.

Adviser will not act in a manner that would result in Sub-Adviser failing to maintain the required diversification and if the failure to diversify is inadvertent, Adviser shall in good faith and in conjunction with Sub-Adviser follow the procedures specified in Treas. Reg. Section 1.817-5(a)(2) and Revenue Procedure 2008-41 (or its successor) to request relief from the Commissioner of Internal Revenue Service. In such an event Adviser and Sub-Adviser shall work together in the preparation of any request for relief or closing agreement and, to the extent that Adviser is seeking indemnification under Section 11 hereof, no filings or agreements shall be made with the Commissioner of Internal Revenue Service without the prior written approval of Sub-Adviser.

The Sub-Adviser is expressly authorized to rely upon any and all instructions, approvals and notices given on behalf of the Adviser by any one or more of those persons designated as representatives of the Trust whose names, titles and specimen signatures appear in Schedule C attached hereto.  The Adviser shall provide a Secretary Certificate, Incumbency Certificate, or similar document indicating that the persons designated as representatives have the authority to bind the Trust.  The Adviser may amend such Schedule C from time to time by written notice to the Sub-Adviser.  The Sub-Adviser shall continue to rely upon these instructions until notified by the Adviser to the contrary.

The Adviser agrees that the Sub-Adviser shall not be liable for any failure to recommend the purchase or sale of any security on behalf of any Fund on the basis of any information which might, in the Sub-Adviser’s reasonable opinion, constitute a violation of any federal or state laws, rules or regulations.

The Sub-Adviser further agrees that it:

a)	will use the same skill and care in providing such services as it uses in providing services to its other similar client mandates for which it has investment responsibilities;

b)
will comply with all applicable Rules and Regulations of the SEC in all material respects and in addition will conduct its activities under this Agreement in accordance with any applicable regulations of any governmental authority pertaining to its investment advisory activities, including but not limited to compliance with Rule 206(4)-7 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”);

c)
will comply with all foreign laws, regulations, and regulatory requirements as set forth by applicable foreign regulatory agencies, as they apply to sub-advisory services provided by the Sub-Adviser to the Funds;

d)
will report regularly to Adviser and to the Board of Trustees as reasonably agreed between the Adviser and Sub-Adviser, or as reasonably requested by the Board of Trustees, and will make appropriate persons available for the purpose of reviewing with representatives of Adviser and the Board of Trustees on a regular basis at reasonable times agreed to by the Adviser and Sub-Adviser, or at such times as reasonably requested by the Board of Trustees, including, without limitation, review of the general investment strategies of the Funds, the performance of the Funds in relation to the specified benchmarks and will provide various other reports from time to time as reasonably requested by Adviser or the Board of Trustees;

e)
will provide to the Adviser (i) a monthly compliance checklist developed for each Fund by Adviser and Sub-Adviser, (ii) quarterly reports developed for each Fund by Adviser and Sub-Adviser, and (iii) other compliance and reporting information as reasonably requested by the Adviser or the  Board of Trustees from time-to-time;

f)
as a service provider to the Funds will cooperate fully with the Chief Compliance Officer of the Trust in the execution of his/her responsibilities to monitor service providers to the Funds under Rule 38a-1 under the 1940 Act, including providing documents (such as the reports created annually pursuant to Section 206(4)-7 of the Investment Advisers Act of 1940 for each Sub-Adviser) pertaining to the sub-advisory services provided by the Sub-Adviser to the Funds as reasonably requested by the Chief Compliance Officer of the Trust, unless the provision of such documents would violate a legal or contractual restriction or order applicable to the Sub-Adviser or its affiliates;

g)
will prepare and maintain such books and records with respect to each Fund’s securities transactions in accordance with Section 7 herein, and will furnish Adviser and the Board of Trustees such periodic and special reports as the Adviser may reasonably request;

h)
will prepare and cause to be filed in a timely manner Form 13F and, if required, Schedule 13G or Schedule 13D with respect to securities held for the account of the Funds subject to Sub-Adviser's supervision;

i)	will act upon reasonable instructions from Adviser not inconsistent with the fiduciary duties and investment objectives hereunder;

j)
will treat confidentially and as proprietary information of the Trust all such records and other information relative to the Trust maintained by the Sub-Adviser, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where the Sub-Adviser may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by Trust, provided, however, that notwithstanding the foregoing, Sub-Adviser may disclose such information as required by applicable law, regulation or upon request by a regulator or auditor of Sub-Adviser;

k)
will have the sole authority and responsibility to exercise whatever powers the Adviser may possess with respect to any of its assets held in the Funds, including, but not limited to, the right to vote proxies, in accordance with the Sub-Adviser’s proxy voting guidelines, as amended from time to time, which shall be provided to the Trust and the Adviser, the power to exercise rights, options, warrants, conversion privileges, and redemption privileges, and to tender securities pursuant to a tender offer, consistent with the Sub-Adviser’s fiduciary duties hereunder;  and may, at its discretion (subject to Sub-Adviser’s responsibility and liability under the terms of this Sub-Advisory Agreement), elect to use one or more third parties, including proxy voting services, in fulfilling its obligations hereunder; provided however, Adviser will, or will direct the Fund’s custodian to, send all proxy solicitation material and other related material, including interim reports, annual reports and other issuer mailings with respect to the Account, to Sub-Adviser or its agent;

l)
will vote and take all action related to corporate reorganization matters (e.g., conversions, tender and exchange offers, mergers, stock splits, right offerings, recapitalizations, amendments, modifications or waivers or other rights or powers); provided however, that Adviser will, or will direct the Fund’s custodian to, deliver all materials and information relating to corporate reorganization matters to Adviser or its agent;

m)	may not consult with any other sub-adviser of the Trust, if any, or the sub-adviser to any other investment company (or separate series of an investment company)

managed by the Adviser concerning the Trust’s transactions in securities or other assets for any investment portfolio of the Trusts, including the Funds, except for the purpose of complying with the conditions of Rule 12d3-1 (a) and (b) under the 1940 Act, and except that such consultations are permitted between the current and successor sub-advisers of the Funds in order to effect an orderly transition of sub-advisory duties so long as such consultations are not concerning transactions prohibited by Section 17(a) of the 1940 Act;

n)
will provide reasonable assistance to the Adviser or the Trust’s custodian, as the case may be, in determining the value of any portfolio security.  In addition, the Sub-Adviser shall provide the Trust’s custodian on each business day with information relating to all transactions concerning each Fund’s assets under Sub-Adviser’s supervision, and shall provide Adviser with such information upon the reasonable request of the Adviser;

o)
immediately notify the Adviser and the Trust to the extent required by applicable law in the event that the Sub-Adviser or any of its affiliates: (1) becomes aware that it is subject to a statutory disqualification that prevents the Sub-Adviser from serving as an investment adviser pursuant to this Agreement; or (2) becomes aware that it is the subject of an administrative proceeding or enforcement action by the SEC or other regulatory authority.  The Sub-Adviser further agrees to notify the Trust and the Adviser immediately of any material fact known to the Sub-Adviser respecting or relating to the Sub-Adviser that would make any written information previously provided to the Adviser or the Trust materially inaccurate or incomplete or if any such written information becomes untrue in any material respect; and

p)
immediately notify the Adviser and the Trust if the Sub-Adviser suffers a material adverse change in its business that would materially impair its ability to perform its relevant duties for a Fund.  For the purposes of this paragraph, a “material adverse change” shall include, but is not limited to, a material loss of assets or accounts under management or the departure of senior investment professionals to the extent such professionals are not replaced promptly with professionals of comparable experience and quality.

4.
Custody of Assets.  Title to all investments shall be held in the name of the Funds, provided that for convenience in buying, selling and exchanging securities (stocks, bonds, commercial paper, etc.), title to such securities may be held in the name of the Trust’s custodian bank, or its nominee.  All cash and the indicia of ownership of all other investments shall be held by the Trust’s custodian bank. Sub-Adviser shall not act as custodian of the assets held in the Funds and shall at no time have the right to physically possess the assets of the Funds or have the assets registered in its own name or the name of its nominee, nor shall Sub-Adviser in any manner acquire or become possessed of any income, whether in kind or cash, or proceeds, whether in kind or cash, distributable by reason of selling, holding or controlling such assets of the Funds.  In accordance with the preceding sentence, Sub-Adviser shall have no responsibility with respect to the collection of income, physical acquisition or the safekeeping of the assets of the Funds.  All such duties of collection, physical acquisition and safekeeping shall be the sole obligation of the custodian.  The Sub-Adviser shall not be liable for any act or omission of such custodian, except by reason of the Sub-Adviser’s willful misfeasance, bad faith, gross negligence, fraud, reckless disregard or willful misconduct in connection with any actions that Sub-Adviser has taken or should have taken with respect to the custodian.

5.
Brokerage.  The Sub-Adviser is responsible for decisions to buy and sell securities for each Fund, broker-dealer selection, and negotiation of brokerage commission rates.  Sub-Adviser shall have the express authority to negotiate, open, continue and terminate brokerage accounts and other brokerage arrangements with respect to all portfolio transactions entered into by Sub-Adviser on behalf of the Funds. Adviser shall provide such assistance to the Sub-Adviser in setting up and maintaining brokerage accounts and other accounts as the Sub-Adviser shall reasonably request to allow for the purchase or sale of various forms of securities and instruments pursuant to this Agreement.   Sub-Adviser will provide copies of all such agreements to the Adviser upon the Adviser’s reasonable request.  It is the Sub-Adviser’s general policy in selecting a broker to effect a particular transaction to seek to obtain “best execution,” which means prompt and efficient execution of the transaction at the best obtainable price and taking into account all relevant factors and considerations of the specific transaction, with payment of commissions which are reasonable in relation to the value of the brokerage services provided by the broker.  Consistent with this policy, and when selecting a broker the Sub-Adviser will take relevant factors into consideration, including (as applicable), but not limited to:  the best price available; the reliability, integrity and financial condition of the broker-dealer; the size of and difficulty in executing the order; and the value of the expected contribution of the broker-dealer to the investment performance of the applicable Fund on a continuing basis.  Subject to such policies and procedures as the Board of Trustees may determine, the Sub-Adviser shall have discretion to effect investment transactions for each Fund through broker-dealers (including, to the extent permissible under applicable law, broker-dealer affiliates) who provide brokerage and/or research services, as such services are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and as interpreted by the SEC, and to cause such Fund to pay any such broker-dealers an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker-dealer would have charged for effecting that transaction, if the Sub-Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage or research services provided by such broker-dealer, viewed in terms of either that particular investment transaction or the Sub-Adviser’s overall responsibilities with respect to such Fund and other accounts to which the Sub-Adviser exercises investment discretion (as such term is defined in Section 3(a)(35) of the 1934 Act).  Allocation of orders placed by the Sub-Adviser on behalf of a Fund to such broker-dealers shall be in such amounts and proportions as the Sub-Adviser shall determine in good faith in conformity with its responsibilities under applicable laws, rules and regulations.  The Sub-Adviser will submit reports on such allocations to the Adviser as reasonably requested by the Adviser, in such form as may be mutually agreed to by the parties hereto, indicating the broker-dealers to whom such allocations have been made and the basis therefore.  The Sub-Adviser shall not be liable for any act or omission of any brokerage firm or firms or counterparties designated by the Adviser or chosen by the Sub-Adviser with reasonable care except by reason of the Sub-Adviser’s willful misfeasance, bad faith, gross negligence, fraud, reckless disregard or willful misconduct in connection with selecting such brokerage firms or firms or counterparties.

6.
Expenses.  The Sub-Adviser shall bear all expenses incurred by it in connection with the performance of its services under this Agreement.  Each Fund or the Adviser will bear certain other expenses to be incurred in its operation, including, but not limited to, investment advisory fees, and administration fees; fees for necessary professional and brokerage services; transaction fees and expenses; costs relating to local administration of securities; and fees for any pricing services.  All other expenses not specifically assumed by the Sub-Adviser hereunder or by the Adviser under the Management Agreement are borne by the applicable Fund or the Trust.

7.
Books and Records.  In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Adviser hereby agrees that all records which it maintains for the Trust are the property of the Trust and further agrees to surrender promptly to the Trust any of such records upon the Trust's request, copies of which may be retained by the Sub-Adviser.  Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act related to each Fund’s portfolio transactions.  The Adviser shall maintain all books and records not related to the Fund’s portfolio transactions.

8.
Compensation.  For the services provided and the expenses assumed pursuant to this Agreement, the Adviser will pay the Sub-Adviser, and the Sub-Adviser agrees to accept as full compensation therefore, a sub-advisory fee accrued daily and payable monthly on the average daily net assets in the Funds in accordance with Schedule B hereto.

If, subsequent to the execution of this Agreement, the Sub-Adviser enters into an agreement (the “Future Agreement”) to provide sub-advisory services to a U.S.-registered mutual fund the shares of which are sold exclusively as underlying investment options for variable insurance products, and the Future Agreement is substantially similar to this Agreement with respect to:  (i) size of assets under management in the relevant fund; (ii) the scope of the Sub-Adviser’s discretion and services; (iii) the investment strategy, objectives and restrictions of the relevant fund; and (iv) the fee structure; and the Future Agreement provides for a lower effective fee rate than the fee schedule set forth in this Agreement, the Sub-Adviser shall provide a notification to Adviser (without disclosing the name or identity of any client or any other confidential information) and shall, on a prospective basis, amend the fee schedule in this Agreement to provide to the Fund a fee schedule no less favorable than that in the Future Agreement.

9.
Services to Others.  Adviser understands, and has advised the Board of Trustees, that Sub-Adviser now acts, or may in the future act, as an investment adviser to fiduciary and other managed accounts, and as investment adviser or sub-investment adviser to other investment companies or accounts.  Adviser has no objection to Sub-Adviser acting in such capacities, provided that whenever the Fund and one or more other investment advisory clients of Sub-Adviser have available funds for investment, investments suitable and appropriate for each will be allocated in a manner reasonably believed by Sub-Adviser to be fair and equitable to each.  Sub-Adviser may group orders for a Fund with orders for other funds and accounts to obtain the efficiencies that may be available on larger transactions when it reasonably determines that investment decisions are appropriate for each participating account.  Sub-Adviser cannot assure that such policy will not adversely affect the price paid or received by a Fund.  Adviser recognizes, and has advised the Board of Trustees, that in some cases this procedure may adversely affect the size and the opportunities of the position that the participating Fund may obtain in a particular security.  In addition, Adviser understands, and has advised the Board of Trustees, that the persons employed by Sub-Adviser to assist in Sub-Adviser's duties under this Agreement will not devote their full time to such service, and nothing contained in this Agreement will be deemed to limit or restrict the right of Sub-Adviser or any of its affiliates to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

Notwithstanding any other provision to the contrary, the Sub-Adviser shall have no obligation to perform the following services or to have employees of the Sub-Adviser perform the following roles, as applicable:  a) shareholder services or support functions, such as responding to shareholders’ questions about a Fund or its investments or strategies;  b) providing employees of the Sub-Adviser to serve as officers of a Fund; or  c) providing employees of the Sub-Adviser to serve as the Fund’s Chief Compliance Officer and associated staff.

10.	Limitation of Liability.

a)
Sub-Adviser, its officers, directors, employees, agents or affiliates will not be subject to any liability to the Adviser or the Funds or their directors, officers, employees, agents or affiliates for any act, omission, error of judgment or mistake of law or for any loss suffered by the Funds, any shareholder of the Funds or the Adviser either in connection with the performance of Sub-Adviser's duties under this Agreement or its failure to perform due to events beyond the reasonable control of the Sub-Adviser or its agents, except for a loss resulting from Sub-Adviser's willful misfeasance, or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

b)
The Sub-Adviser makes no representation or warranty, express or implied, that any level of performance or investment results will be achieved by the Funds or that a Fund will perform comparably with any standard or index, including other clients of the Sub-Adviser, whether public or private.  The Sub-Adviser shall not be deemed to have breached this Agreement or any investment restrictions or policies applicable to a Fund in connection with fluctuations arising from market movements and other events outside the control of the Sub-Adviser.

c)
The Sub-Adviser shall not be liable to the Adviser, the Funds or their shareholders, or the Trust for any action taken or failure to act in good faith reliance upon: (i) information, instructions or requests, whether oral or written, with respect to the Funds made to the Sub-Adviser by a duly authorized officer of the Adviser or the Trust; (ii) the advice of counsel to the Trust; and (iii) any written instruction or certified copy of any resolution of the Board; all except by reason of  the Sub-Adviser’s willful misfeasance, bad faith, gross negligence, fraud, reckless disregard or willful misconduct in connection with performing its responsibilities hereunder.

d)
In any action in which the Sub-Adviser or any of its controlling persons, or any shareholders, partners, directors, officers and/or employees of any of the foregoing, are parties, the Adviser agrees to indemnify and hold harmless the foregoing persons against any losses to which such persons may become subject, insofar as such losses arise out of or are based upon the Adviser’s willful misfeasance, bad faith, gross negligence, fraud, reckless disregard or willful misconduct in performing its responsibilities hereunder, including without limitation the operation of a Fund, the contents of the Funds’ Prospectus, or the wrongful conduct of persons with respect to the sale of interests in a Fund, provided that the loss, claim, settlement, damage, charge, liability, cost or expense did not relate to, was not based upon, or did not arise out of an act or omission of the Sub-Adviser or any of its controlling persons, or any shareholders, partners, directors, officers and/or employees constituting reckless disregard, willful misfeasance, bad faith, gross negligence, fraud or willful misconduct.

e)	Without limiting the generality of the foregoing, neither the Adviser nor the Sub-Adviser will be liable for any indirect, special, incidental or consequential damages.

11.
Indemnification.  Adviser and the Sub-Adviser each agree to indemnify the other party (and each such party’s affiliates, employees, directors and officers), and Sub-Adviser further agrees to indemnify the Funds, against any claim, damages, loss or liability (including reasonable attorneys' fees) arising out of any third party claims brought against an indemnified party that are found to constitute willful misfeasance or gross negligence on the part of the indemnifying party.

12.
Duration and Termination.  This Agreement will become effective as to a Fund upon execution or, if later, on the date that initial capital for such Fund is first provided to it and, unless sooner terminated as provided herein, the initial term will continue in effect through December 31, 2015.  Thereafter, if not terminated as to a Fund, this Agreement will continue from year to year through December 31st for each Fund covered by this Agreement, as listed on Schedule A,  provided that such continuation is specifically approved at least annually by the Board of Trustees or by vote of a majority of the outstanding voting securities of such Fund, and in either event approved also by a majority of the Trustees of the Trust who are not interested persons of the Trust, or of the Adviser, or of the Sub-Adviser. Notwithstanding the foregoing, this Agreement may be terminated as to a Fund at any time, without the payment of any penalty, on sixty days’ written notice by the Trust or Adviser, or on sixty days’ written notice by the Sub-Adviser.  This Agreement will immediately terminate in the event of its assignment.  (As used in this Agreement, the terms “majority of the outstanding voting securities,” “interested persons” and “assignment” have the same meaning of such terms as in the 1940 Act.)  Sections 10 and 11 herein shall survive the termination of this Agreement.

13.	Representations and Agreements of the Adviser. Adviser acknowledges, represents and warrants that:

a)
Not less than forty-eight (48) hours before the date it has executed this Agreement, it received from the Sub-Adviser a copy of the Sub-Adviser’s most recent Form ADV, Part 1 and Part 2A as filed with the Securities and Exchange Commission and Part 2B, upon request as required by Rule 204-(3) of the Advisers Act.

b)
The Trust is a “qualified institutional buyer” (“QIB”) as defined in Rule 144A under the Securities Act of 1933, as amended, and the Adviser will promptly notify the Sub-Adviser if the Trust ceases to be a QIB.

c)
The assets in the Funds are free from all liens and charges and undertakes that no liens or charges will arise from the acts or omissions of the Adviser and the Trust which may prevent the Sub-Adviser from giving a first priority lien or charge on the assets solely in connection with the Sub-Adviser’s authority to direct the deposit of margin or collateral to the extent necessary to meet the obligations of the Funds with respect to any investments made pursuant to the Prospectus.

d)
The Adviser acknowledges that the Sub-Adviser is not the compliance agent for the Funds or for the Adviser, and does not have access to all of the Funds’ books and records necessary to perform certain compliance testing.  To the extent that the Sub-Adviser has agreed to perform the services specified in Section 3 hereof in accordance with applicable law (including Section 851 of the IRC, the Act and the Advisers Act (“Applicable Law”)) and in accordance with the Trust Documents, policies and determinations of the Board of Trustees of the Trust and the Adviser, and the Funds’ Prospectus (collectively the “Charter Requirements”) the Sub-Adviser shall perform such services based upon its books and records with respect to the Funds, which comprise a portion of the Trust’s books and records, and upon written instructions received from the Funds, the Adviser or the Trust’s administrator, and shall not be held responsible under this Agreement so long as it performs such services in accordance with this Agreement, the Charter Requirements and Applicable Law based upon such books and records and such instructions provided by the Funds, the Adviser or the Trust’s administrator.  The Sub-Adviser shall be afforded a reasonable amount of time to implement any such instructions (for example, if instructed not to trade on behalf of securities of certain specified Adviser or the Trust’s affiliates, the Sub-Adviser shall be notified and afforded five business days after receipt of such instruction to implement this trading restriction).

14.
Obligations of Adviser.  The Adviser agrees to provide or complete, as the case may be, the following prior to the commencement of the Sub-Adviser’s investment advisory services as specified under this Agreement:

a)	A list of first tier affiliates and second tier affiliates (i.e., affiliates of affiliates) of the Fund;

b)	A list of restricted securities for each Fund (including CUSIP, Sedol or other appropriate security identification);

c)	A copy of the current compliance procedures for each Fund; and

d)	A list of legal and compliance contacts.

The Adviser also agrees to promptly update the above referenced items in order to ensure their accuracy, completeness and/or effectiveness.

15.
Confidential Treatment.  All information and advice furnished by one party to the other party (including their respective agents, employees and representatives) hereunder shall be treated as confidential and shall not be disclosed to third parties, except as may be necessary to comply with applicable laws, rules and regulations, subpoenas or court orders.  It is understood that any information or recommendation supplied by, or produced by, Sub-Adviser in connection with the performance of its obligations hereunder is to be regarded as confidential and for use only by the Adviser and the Trust.  Without limiting the foregoing, the Adviser and the Trust will only disclose portfolio information in accordance with the Trust’s portfolio information policy as adopted by the Board of Trustees.

16.
Entire Agreement; Amendment of this Agreement.  This Agreement constitutes the entire agreement between the parties with respect to the Funds.  No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

17.
Notice.  Any notice under this Agreement shall be in writing, addressed and delivered or mailed (postage prepaid) or sent via electronic mail or facsimile to the other party at such address as designated herein.

a)	To Adviser:
Jackson National Asset Management, LLC

225 West Wacker Drive
Suite 1200
Chicago, IL 60606
Attention: General Counsel
E-mail: JNAMLegal@jackson.com

b)	To Sub-Adviser:
7 Temasek Blvd., Suntec Tower 1 #38-03
Singapore 038987
Attention: President

With a copy to:
Franklin Templeton Investments
One Franklin Parkway
San Mateo, California 94403
Attention: General Counsel

c)	To the Trust:
Jackson Variable Series Trust
225 West Wacker Drive
Suite 1200
Chicago, IL 60606
Attention: Chief Legal Officer
E-mail: JNAMLegal@jackson.com

In accordance with the foregoing, Adviser hereby consents to receive Sub-Adviser’s Form ADV Part 2B, upon request and other Sub-Adviser Communications via e-mail to Adviser’s e-mail address set out above.  Although Adviser does not impose any additional charges for electronic delivery, Adviser may, of course, incur costs associated with Adviser’s electronic access, such as usage charges from Adviser’s Internet access providers.  Adviser may revoke its election to receive such Sub-Adviser Communications via e-mail at any time by written notice to the Sub-Adviser requesting that Sub-Adviser send Sub-Adviser Communications via facsimile or in hardcopy via the postal service to the address set out above or as notified to the Sub-Adviser by Adviser from time to time.

18.
Miscellaneous.  The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.  If any provision of this Agreement is held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will be binding upon and shall inure to the benefit of the parties hereto.

The parties agree that the names of the Sub-Adviser and its affiliates and the Sub-Adviser’s and its affiliates’ logos, trademarks, service marks or trade names and any derivatives of such (altogether “Sub-Adviser Property”) are the valuable property of the Sub-Adviser and its affiliates.  The Adviser and the Trust may use Sub-Adviser Property only:  (1) to identify Sub-Adviser as the sub-adviser to a Fund as required by law or governmental regulations; (2) in marketing materials for a Fund provided that such use is limited to: (a) identifying Sub-Adviser and the services performed for the Fund by the Sub-Adviser; and (b) providing biographical information about the Sub-Adviser that is accurately derived from information provided by or made public by Sub-Adviser or its affiliates; and (3) to name the Fund “Curian/Franklin Templeton Frontier Markets Fund.” Any other use of Sub-Adviser Property must be expressly pre-approved in writing by Sub-Adviser.  Any change in any approved use of Sub-Adviser Property including, without limitation, change in the name of a Fund, requires prior approval in writing by the Sub-Adviser.  Upon termination of this Agreement, the Adviser and the Fund shall forthwith cease to use Sub-Adviser Property.  If the Adviser or the Fund makes any unauthorized use of Sub-Adviser Property, the parties acknowledge that the Sub-Adviser and its affiliates could suffer irreparable harm for which monetary damages may be inadequate and thus, the Sub-Adviser and its affiliates shall be entitled to injunctive relief, as well as any other remedy available under law.

The Sub-Adviser acknowledges and agrees that the names “Jackson Variable Series Trust” and “Jackson National Asset Management, LLC,” and abbreviations or logos associated with those names, are the valuable property of the Adviser and its affiliates; that the Trust, has the right to use such names, abbreviations and logos; and that the Sub-Adviser shall use the names “Jackson Variable Series Trust,” “Jackson National Asset Management, LLC,” and associated abbreviations and logos, only in connection with the Sub-Adviser’s performance of its duties hereunder.  Further, in any communication with the public and in any marketing communications of any sort, the Sub-Adviser agrees to obtain prior written approval from the Adviser before using or referring to “Jackson Variable Series Trust” and the Adviser, or the Funds or any abbreviations or logos associated with those names; provided that nothing herein shall be deemed to prohibit the Sub-Adviser from referring to the performance of the Funds in the Sub-Adviser’s marketing material as long as such marketing material does not constitute "sales literature" or "advertising" for the Funds, as those terms are used in the rules, regulations and guidelines of the SEC and FINRA.

The name “Jackson Variable Series Trust” and “Trustees of Jackson Variable Series Trust” refer respectively to the Trust created by, and the Trustees, as trustees but not individually or personally, acting from time to time under, the Declaration of Trust, to which reference is hereby made and a copy of which is on file at the office of the Secretary of State of the Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed.  The obligations of the “Jackson Variable Series Trust” entered in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually but only in such capacities and are not binding upon any of the Trustees, Shareholders or representatives or agents of Trust personally, but bind only the assets of Trust, and persons dealing with the Funds must look solely to the assets of Trust belonging to such Fund for the enforcement of any claims against the Trust.

19.
Representations and Warranties of the Sub-Adviser.  The Sub-Adviser hereby represents that this Agreement does not violate any existing agreements between the Sub-Adviser and any other party, it has all requisite authority to enter into, execute, deliver and perform its obligations under this Agreement and the performance of the Sub-Adviser’s obligations under this Agreement does not conflict with any law, regulation or order to which the Sub-Adviser is subject.

The Sub-Adviser further represents and warrants that it is a duly registered investment adviser under the Investment Advisers Act of 1940, as amended and has provided to the Adviser a copy of its most recent Form ADV, Part 1 and Part 2A as filed with the Securities and Exchange Commission, as well as, upon request, a copy of its current Part 2B of Form ADV.

The Sub-Adviser further represents that it has reviewed the initial, pre- and/or post effective amendment(s) to the Registration Statement for the Funds filed with the Securities and Exchange Commission that contains disclosure about the Sub-Adviser, and represents and warrants that, with respect to the disclosure about the Sub-Adviser or information relating to the Sub-Adviser, such Registration Statement contains, as of the date hereof, no untrue statement of any material fact and does not omit any statement of a material fact necessary to make the statements contained therein not misleading.

20.	Applicable Law. This Agreement shall be construed in accordance with applicable federal law and the laws of the State of Michigan.

21.
Counterpart Signatures.  This Agreement may be executed in several counterparts, including via facsimile, each of which shall be deemed an original for all purposes, including judicial proof of the terms hereof, and all of which together shall constitute and be deemed one and the same agreement.

22.
Qualified Institutional Buyer Representations. Adviser represents that on the date of this Agreement the Fund is a “qualified institutional buyer” as that term is defined in Rule 144A of the Securities Act of 1933, as amended, and as such owns or invests on a discretionary basis at least $100 million (“QIB Amount”) in securities (valued at cost, except where the Fund reports its securities holdings on the basis of fair market value and no current information with respect to the cost of securities has been published) of issues that are not affiliated with the Fund.  Adviser agrees to furnish Sub-Adviser with such financial information as it may request to confirm the Fund’s status (or continuing status) as a qualified institutional buyer and to inform Sub-Adviser promptly if the Fund loses its status as a qualified institutional buyer because it no longer owns and invests the QIB Amount.

23.
Foreign Exchange Trading.  The Sub-Adviser will direct foreign exchange trading for portfolio trading purposes in unrestricted markets to broker/dealers on the basis of the Sub-Adviser’s best execution analysis.  Conversion of currencies into and out of the base currency of the Fund in restricted markets will be the responsibility of the Fund’s custodian (“Custodian”), not of the Sub-Adviser. Unless otherwise agreed by Sub-Adviser in a writing signed on behalf of the Sub-Adviser, income repatriation transactions will be the responsibility of the Custodian, not of the Sub-Adviser.  To the extent that the Custodian performs foreign exchange transactions, the Sub-Adviser shall not have the ability to control such transactions and will be limited in its ability to assess the quality of such transactions.  In addition, whether a market is considered to be restricted will depend on a number of factors, including, but not limited to, country specific statutory documentation requirements, country specific structural risks, operational constraints, and convertibility issues. In addition, the Adviser and the Fund understand that the Sub-Adviser’s and Custodian’s list of restricted and unrestricted markets may change over time and that the Sub-Adviser’s and Custodian’s lists may also differ depending on the type of transaction. Accordingly, the Sub-Adviser shall be entitled to consult with third parties, including, but not limited to, broker-dealers and custodians, and rely upon such information in making a good faith determination on whether a market is considered restricted.

24.
Asset Segregation. The Sub-Adviser’s actions with respect to the Fund’s asset segregation are limited to the following:  (i) reviewing the portfolio holdings of the Fund for which the Sub-Adviser has information and responsibility and determining, through use of the Sub-Adviser’s and its affiliates’ policies, procedures and interpretations of applicable rules and standards, and agreements, the amounts the Sub-Adviser believes should be segregated against the instruments the Sub-Adviser is aware of the Fund holding that the Sub-Adviser believes cause a requirement for segregation; and (ii) determining that Fund holdings the Sub-Adviser believes to be liquid securities (based on the Sub-Adviser’s and its affiliates’ internal practices, interpretations and agreements) exist in sufficient quantity to at least equal the amounts required for segregation.

25.
Performance Differences.  Adviser understands, consents and agrees that performance of any Fund will not be the same as, and may differ significantly from, the performance of any mutual fund for which the Sub-Adviser or its affiliates serves as investment adviser (“Franklin Templeton Fund”), including any Franklin Templeton Fund that may have investment goals and strategies that are similar to that of the Fund, based on, but not limited to, the following factors: (i) differences in:  inception dates, cash flows, asset allocation, security selection, liquidity, income distribution or income retention, fees, fair value pricing procedures, and diversification methodology; (ii) use of different foreign exchange rates and different pricing vendors; (iii) ability to access certain markets due to country registration requirements;  (iv) legal restrictions or custodial issues, (v) legacy holdings in the fund; (vi) availability of applicable trading agreements such as ISDAs, futures agreements or other trading documentation, (vii) restrictions placed on the account (including country, industry or environmental and social governance restrictions); and (viii) other operational issues that impact the ability of a fund to trade in certain instruments or markets.  Adviser further understands, consents and agrees that any similarity of investment goals and strategies between a Fund and any Franklin Templeton Fund is subject to, among other things, the discretion and decisions of the Board of Trustees of the respective funds.

In Witness Whereof, the Adviser, the Sub-Adviser and Trust have caused this Agreement to be executed as of this 6th day of April, 2015.

Jackson National Asset Management, LLC		Templeton Asset Management Ltd.

By:	/s/ Mark D. Nerud	By:	/s/Dennis Lim Chong Boom
Name:	Mark D. Nerud	Name:	Dennis Lim Chong Boom
Title:	President and Chief Executive Officer	Title:	Director

Jackson Variable Series Trust

By:	/s/ Emily J. Bennett
Name:	Emily J. Bennett
Title:	Assistant Secretary

List of Schedules

Schedule A	Funds
Schedule B	Compensation
Schedule C	Designated Representatives

Schedule A
Dated April 27, 2015
 (Funds)

JNL/Franklin Templeton Frontier Markets Fund

A-1

Schedule B
Dated April 27, 2015
(Compensation)

JNL/Franklin Templeton Frontier Markets Fund
Average Daily Net Assets	Annual Rate

$0 to $50 Million	1.10%
$50 Million to $100 Million	1.07%
$100 Million to $250 Million	1.05%
$250 Million to $500 Million	1.00%
$500 Million to $750 Million	0.95%
Over $750 Million	0.90%

B-1

Schedule C
Dated April 27, 2015
 (Designated Representatives of the Trust)

Name/Title *	Signature *

*See the attached List of Authorized Persons

 C-1